[IFF LETTERHEAD]

                                                                  Exhibit 10 (o)


                                                           As of October 1, 1999


Mr. Carlos A. Lobbosco
Thorney Court Apartments
Palace Gate
Kensington
London W8 5NJ
England

Dear Carlos,

     This letter will outline the understandings you and International Flavors & Fragrances Inc. ("IFF" or the "Company") have reached in respect of your assignment, effective October 1, 1999, as President, Fragrance Division (the "Assignment"). This letter supersedes the letter agreement between you and IFF dated June 23, 1998.

     We have agreed as follows:

     1. Effective October 1, 1999, your annual base salary will be US$500,000. Your salary will be reviewed annually, commencing at the end of 2000, in accordance with IFF policy for officers of the Company.

     2. IFF will cause to be leased for your use during the Assignment, in the name of IFF, an apartment in New York City, New York, for your business and personal use (the "Apartment"). IFF will cause the rent and utilities (other than telephone) to be paid on the Apartment. The initial monthly rent for the Apartment may not exceed US$10,000 without the prior written approval of the Chairman and Chief Executive Officer of the Company. Any taxable income that you are required to recognize as a result of the Company's leasing the Apartment for your use will be considered "Other Assignment Income", as defined in


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 2 of 7 Pages


          Section 5 below. You will be responsible for all costs related to any housing that you continue to maintain in Argentina during the Assignment.

     3. During the Assignment you will continue to participate in the IFF Management Incentive Compensation Plan ("MICP") on the same terms as you currently participate in the MICP. Your MICP award will continue to be based on a combination of the performance of IFF as well as your own performance.

     4. I will recommend to the Stock Option and Compensation Committee of the Board of Directors that, at its meeting on November 9, 1999, you be granted a stock option award of 25,000 shares of IFF Common Stock under, and subject to the terms and conditions of, the IFF 1997 Employee Stock Option Plan.

     5. To the extent that the effective aggregate income tax rate on your annual base salary and MICP during the relating to the Assignment ("Assignment Salary and Bonus") exceeds 30%, IFF will reimburse you, on a fully "grossed up" basis, for all income taxes in excess of 30% in respect of such taxable Assignment Salary and Bonus. IFF will also fully "gross up" any other taxable income relating to the Assignment that you are required to recognize ("Other Assignment Income"). Assignment Salary and Bonus and Other Assignment Income are sometimes collectively referred to as "Assignment Compensation." The effective aggregate income tax rate on your Assignment Salary and Bonus, and the income tax due on Other Assignment Income, will be determined by considering income taxes owed on the Assignment Salary and Bonus and Other Assignment Income in any country in which such taxes are required to be paid, and will be calculated by PricewaterhouseCoopers LLP or such other independent public accountants whom IFF may elect to retain to prepare your income tax returns related to the Assignment Compensation (the "Accountant"). IFF will pay that percentage of the cost of having your taxes prepared by the Accountant that Assignment Compensation bears to total taxable income reported in returns prepared for you by the Accountant (the "Assignment Compensation Percentage"). The


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 3 of 7 Pages


          determination by the Accountant of (a) the effective aggregate income tax rate in respect of Assignment Salary and Bonus, (b) income taxes owed on Other Assignment Income, and (c) the Assignment Compensation Percentage will be binding on both you and IFF. You will be fully and solely responsible for all income and other taxes due in any country in respect of any income (whether or not compensation from IFF) other than Assignment Compensation. Any taxable income that you are required to recognize as a result of the Company's payment of the Assignment Compensation Percentage will be considered Other Assignment Income.

     6. During the Assignment you will continue to participate in the IFF TCN Pension Plan, (the "TCN Plan"). IFF agrees to assure that, upon your retirement from the Company, you will receive an aggregate minimum monthly pension, expressed as a 60-month annuity certain (the "Pension"), of at least the amount in respect of the various retirement dates set forth in the schedule below (the "Pension Schedule"). The Pension will be paid in US Dollars. If your actual retirement date (the "Retirement Date") falls between any two dates in the Pension Schedule, the Pension will be adjusted accordingly.

          The amount of the Pension will first be calculated by aggregating the retirement benefits that you have or will have earned at your actual retirement date from all sources in which you currently participate or have participated during your IFF service, including but not limited to the TCN Plan, pension plans of other IFF entities, and the Argentina social security/retirement system (collectively the "Applicable Sources"). The amount of the Pension will be calculated in accordance with the terms of the TCN Plan. If for any reason the Pension as calculated under the TCN Plan does not provide the minimum Pension required by the Pension Schedule, IFF will pay you a monthly supplemental amount so that your aggregate retirement benefit from all Applicable Sources equals the Pension required by the Pension Schedule for the applicable retirement date. You will have the right to elect to receive the Pension


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 4 of 7 Pages


          in such a way that, rather than receiving a 60-month annuity certain (which provides no benefit for your surviving spouse beyond the fifth anniversary after the Retirement Date), your surviving spouse, upon your death, will continue to receive a benefit equal to 50% of the benefit you were receiving at your death. You acknowledge, however, that should you elect such a "joint and 50%" option, the amount to be paid to you at your retirement will be reduced actuarially from that set forth in the Pension Schedule.

                                Pension Schedule
                                ----------------
           Retirement Data                            Minimum Guaranteed
          ------------------                           Monthly Pension
                                                      ------------------
                                                             (US$)

          July 1, 2000                                      13,400
          ----------------------------------------------------------------------
          July 1, 2001                                      17,100
          ----------------------------------------------------------------------
          July 1, 2002                                      21,100
          ----------------------------------------------------------------------
          On or After July 1,                               25,000
          2003
          ----------------------------------------------------------------------


     7. It is currently anticipated that the Assignment will expire as of July 1, 2001. IFF or you may elect to cause the Assignment to terminate earlier, and the Assignment may be extended upon mutual agreement between you and IFF. In the event IFF terminates the Assignment, or in the event, as a result of the serious physical or mental illness of either your wife or one of your children (a "Medical Emergency"), you elect to terminate the Assignment, in either case before July 1, 2001, from such expiration or earlier termination of the Assignment until the Retirement Date, which, subject to the last sentence of this
          Section 7 and to Section 12 below, will be July 1, 2003, you will remain an employee of IFF, based in Buenos Aires, Argentina, and will perform such services for IFF as the Chief Executive Officer of


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 5 of 7 Pages


          the Company may request. During this period your base salary will not be lower than that in effect at the end of the Assignment, and you will continue to participate in the TCN Plan and have the same other benefits from IFF as you had in Argentina prior to the Assignment. Should you elect to terminate the Assignment before July 1, 2001 for any reason other than a Medical Emergency, the date on which you terminate the Assignment will be deemed the Retirement Date.

     8. During the Assignment, you will be eligible, as part of your paid vacation, for annual home leave to Argentina. IFF will pay for up to eight round trip business class airfares between Argentina and New York, which may be used by you and members of your family. Any taxable income that you are required to recognize as a result of the Company's payment of any of such airfares will not be considered Assignment Compensation, and will be your sole responsibility.

     9. Until the Retirement Date, (a) you will be covered for life, disability and travel insurance under those programs--including but not limited to life insurance under IFF's basic and supplemental programs of US$1,000,000--maintained by IFF for its employees in the United States; (b) you and your family will continue to be covered by the IFF Argentina medical scheme; and (c) you will also continue to be included in the IFF global medical and dental program, currently administered by CIGNA.

     10. IFF Argentina will continue to pay your annual membership fees, up to a maximum of the equivalent in Argentine Pesos of US$9,000 per year (the "Club Fees"), in the Argentine Club in Buenos Aires. Should you elect to join a social/sport club in New York, all fees and expenses of joining and/or maintaining your membership in such club will be your sole responsibility.

     11. IFF will pay on your behalf the out-of-pocket expenses associated with the shipment of your personal goods from London to New York at the commencement, and from New York to Argentina at the


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 6 of 7 Pages


          termination, of the Assignment, in each case in accordance with the IFF Corporate Relocation Policy then in effect. The Company will also pay or reimburse you for all fees and expenses needed to obtain any visa, other travel documents and/or work permits that may be required. You acknowledge that the effectiveness and continuing enforceability of this Agreement is conditioned upon your obtaining all authorizations necessary to enable you to undertake and to continue the Assignment. IFF will assist you in obtaining and keeping all such authorizations. Finally, in accordance with the IFF Corporate Relocation Policy IFF will pay or reimburse you for your temporary living expenses in New York until you move into your permanent residence, which you intend to occur by March 31, 2000. Any taxable income that you are required to recognize as a result of IFF's payment or reimbursement of any cost or expense contemplated by this Section 11 will be considered Other Assignment Income.

     12. In the event your employment with IFF is terminated by IFF for any reason other than for "cause" prior to July 1, 2003, and in connection with such termination you are not entitled to the benefits under the Executive Severance Agreement between you and the Company dated December 14, 1993, you will retire from IFF employment as of the termination date, which will be deemed the Retirement Date. In such event, you may elect (a) to commence receiving the Pension immediately after the Retirement Date, or (b) in lieu of commencing to receive the Pension at the Retirement Date, to receive "Salary Continuation Payments" equal to your monthly base salary at the Retirement Date, for the shorter of (i) twenty-four (24) months or (ii) if the Retirement Date occurs on or after July 1, 2001, the number of months between the Retirement Date and July 1, 2003, after which the Pension will commence (with the amount of the Pension--including the guaranteed minimum--computed based on your years of service through the Retirement Date but with a commencement date based on your age on the actual date on which the Pension commences). After the Retirement Date, you will be entitled to all other benefits then granted by IFF to retired


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                                                          Mr. Carlos A. Lobbosco
                                                           As of October 1, 1999
                                                               Page 7 of 7 Pages


          employees of IFF Argentina. "Cause" will have the same meaning in this Agreement as in the Executive Severance Agreement.

     13. Should you die during the Assignment, IFF will assist your family in arranging for, and will pay all reasonable costs of, the repatriation of your remains and personal effects to Argentina.

     Carlos, if the terms set forth above accurately reflect our understanding, please sign the extra copy of this letter and return it to Steve Block. If you have any questions, please feel free to contact Steve Block, Bill Kane or me.

                                              Sincerely,

                                              INTERNATIONAL FLAVORS &
                                                 FRAGRANCES INC.

                                              By: /s/ EUGENE P. GRISANTI
                                                    ----------------------------
                                                    Eugene P. Grisanti
                                                    Chairman, President &
                                                    Chief Executive Officer

AGREED AND ACCEPTED:

/s/ CARLOS A. LOBBOSCO
----------------------------
Carlos A. Lobbosco